EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-8 being filed by OptiCon Systems, Inc. (the “Company”) of our reports dated October 14, 2008, relating to the financial statements of Company, which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt as to the Company’s ability to continue as a going concern, appearing in its Annual Report on Form 10-K for the year ended June 30, 2008 and 2007.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

/s/ KBL, LLP

Tampa, Florida
November 6, 2008